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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                            THE LEATHER FACTORY, INC.
                                (Name of Issuer)


                         Common Stock, $0.0024 par value
                         (Title of Class of Securities)


                                    522126101
                                 (CUSIP Number)





Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








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

CUSIP NO. 522126101                    13G                          PAGE 2 OF 5
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
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  The Leather Factory, Inc. Employees' Stock
                    Ownership Plan and Trust
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [  ]
                                                             (b) [  ]
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(3)  SEC USE ONLY


-------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas, USA
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   NUMBER OF                  (5)      SOLE VOTING POWER
                                       692,606
    SHARES                    -------------------------------------------------
                              (6)      SHARED VOTING POWER
 BENEFICIALLY                          None
                              -------------------------------------------------
   OWNED BY                   (7)      SOLE DISPOSITIVE POWER
                                       692,606
     EACH                     -------------------------------------------------
                              (8)      SHARED DISPOSITIVE POWER
   REPORTING                           None

 PERSON WITH:
-------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         692,606
-------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         N/A
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(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.03
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(12)     TYPE OF REPORTING PERSON (See Instructions)

         EP
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



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CUSIP NO. 522126101                    13G                          PAGE 3 OF 5
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Item 1.  (a)  NAME OF ISSUER:

              The Leather Factory, Inc.

         (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              3847 East Loop 820 South
              Fort Worth, Texas  76119

Item 2.  (a)  NAME OF PERSON FILING:

              The Leather Factory, Inc. Employees' Stock Ownership Plan and Trust

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Bank of Commerce, Trustee
              P.O. Box 17089
              Fort Worth, Texas  76102

         (c)  CITIZENSHIP:

              Not Applicable

         (d)  TITLE OF CLASS OF SECURITIES:

              Common Stock, $0.0024 par value

         (e)  CUSIP NUMBER:

              522126101

Item 3.  TYPE OF REPORTING PERSON:

         Employee Benefit Plan

Item 4.  OWNERSHIP:

         (a)  AMOUNT BENEFICIALLY OWNED:

              692,606 shares of Common Stock

         (b)  PERCENT OF CLASS:

              7.03


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CUSIP NO. 522126101                    13G                          PAGE 4 OF 5
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         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)     Sole power to vote or to direct the vote:
                      692,606
              (ii)    Shared power to vote or direct the vote:
                      -0-
              (iii)   Sole power to dispose or to direct the disposition of:
                      692,606
              (iv)    Shared power to dispose or to direct the disposition of:
                      -0-

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

Item 10. CERTIFICATION:

         Not Applicable






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CUSIP NO. 522126101                    13G                          PAGE 5 OF 5
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date:   February 11, 1999

                                 THE LEATHER FACTORY, INC. EMPLOYEES' STOCK
                                 OWNERSHIP PLAN AND TRUST

                                 By:  Bank of Commerce, Trustee



                                 By:  /s/ROBERT D. ROTEN
                                    -------------------------------------------
                                      Robert D. Roten, Executive Vice President